(d)(1)(i)

August 20, 2008

Todd Modic

Senior Vice President

ING Investments, LLC

7337 E. Doubletree Ranch Road

Scottsdale, AZ 85258

Pursuant to the Amended Investment Management Agreement dated April 1, 2004 between ING Variable Portfolios, Inc. and ING Investments, LLC (the “Agreement”) we hereby notify you of our intention to retain you as Manager to render investment advisory services to ING Russell Global Large Cap Index 85% Portfolio and ING Global Equity Option Portfolio (together, the “Portfolios”), effective August 20, 2008, each a series of ING Variable Portfolios, Inc. Upon your acceptance, the Agreement will be modified to give effect to the foregoing as indicated on the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual investment management fees indicated for the Portfolios, is attached hereto.

The Amended Schedule A has also been updated to reflect: 1) the name change of ING VP Global Science and Technology Portfolio to ING BlackRock Global Science and Technology Portfolio, the name change of ING VP Growth Portfolio to ING Opportunistic LargeCap Growth Portfolio, and the name change of ING VP Value Opportunity Portfolio to ING Opportunistic LargeCap Value Portfolio and 2) the removal of ING VP International Equity Portfolio because it merged into ING VP Index Plus International Equity Portfolio.

Please signify your acceptance to act as Manager for the Portfolios by signing below where indicated.

Very sincerely,

/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Variable Portfolios, Inc.

ACCEPTED AND AGREED TO: ING Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Variable Portfolios, Inc.

AMENDED SCHEDULE A

with respect to the

AMENDED INVESTMENT MANAGEMENT AGREEMENT

between

ING VARIABLE PORTFOLIOS, INC.

and

ING INVESTMENTS, LLC

Series	Effective Date	Annual Investment Management Fee
(as a percentage of average daily net assets)
ING BlackRock Global Science and Technology Portfolio		0.95%
ING Global Equity Option Portfolio	August 20, 2008	0.10% on all assets
ING International Index Portfolio	March 4, 2008	0.38% on all assets
ING Lehman Brothers U.S. Aggregate Bond Index Portfolio	March 4, 2008	0.32% on all assets
ING Morningstar U.S. Growth Index Portfolio	April 28, 2008	0.31% on all assets
ING Opportunistic LargeCap Growth Portfolio		0.60%
ING Opportunistic LargeCap Value Portfolio		0.60%
ING Russell™ Global Large Cap Index 85% Portfolio	August 20, 2008	0.46% on all assets
ING Russell™ Large Cap Index Portfolio	March 4, 2008	0.25% on all assets
ING Russell™ Mid Cap Index Portfolio	March 4, 2008	0.31% on all assets
ING Russell™ Small Cap Index Portfolio	March 4, 2008	0.33% on all assets

ING VP Index Plus LargeCap Portfolio		0.35%
ING VP Index Plus MidCap Portfolio		0.40%
ING VP Index Plus SmallCap Portfolio		0.40%
ING VP Small Company Portfolio		0.75%
ING WisdomTreeSM Global High-Yielding Equity Index Portfolio	January 16, 2008	0.46% on all assets